Exhibit 99.3

August 14, 2007

Board of Directors

CyberSource Corporation

World Headquarters

1295 Charleston Road

Mountain View, CA 94043

Re:	Initially Filed Registration Statement on Form S-4 of

CyberSource Corporation relating to Common Stock

of CyberSource Corporation, filed August 14, 2007

Gentlemen:

Reference is made to our opinion letter, dated June 17, 2007, with respect to the fairness from a financial point of view to CyberSource Corporation (the “Company”) of the Consideration (as defined in the opinion letter) in the aggregate to be paid by the Company in respect of each share of the common stock, par value $0.01 per share, of Authorize.Net Holdings, Inc. (“Authorize.Net”) pursuant to the Agreement and Plan of Reorganization, dated as of June 17, 2007, by and among the Company, Congress Acquisition-Sub, Inc., a wholly owned subsidiary of the Company, Congress Acquisition Sub 1, LLC, a wholly owned subsidiary of the Company, and Authorize.Net.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary of the Joint Proxy Statement/Prospectus—The Merger—Opinion of CyberSource’s Financial Advisor,” “The Merger—CyberSource’s Reasons for the Merger; CyberSource’s Board of Directors’ Recommendation” and “The Merger—Opinion of CyberSource’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Board of Directors

CyberSource Corporation

August 14, 2007

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)